Exhibit 99.2

2320 Scientific Park Drive Wilmington, NC 28405	News Release
NASDAQ: AAII

Contacts: Media:	Investors:
Andrea L. Johnston Vice President, Corporate Communications 910-254-7340	James B. Sloan, Jr. Senior Vice President, Corporate Finance 910-254-7690

aaiPharma to Sell M.V.I.® Product Business to Mayne Pharma USA

Wilmington, N.C., March 1, 2004 – aaiPharma Inc. (NASDAQ: AAII) said today that it has entered into a definitive agreement to sell its M.V.I.® (Multi-Vitamin Infusion) and Aquasol® product business to Mayne Pharma (USA) Inc., Paramus, N.J., a subsidiary of Australia’s Mayne Group Limited (ASX: MAY).

Under terms of the agreement, aaiPharma will receive $100 million in cash from Mayne upon closing of the transaction, as well as an additional $5 million contingent cash payment upon U.S. Food and Drug Administration (FDA) approval of a Supplemental New Drug Application (sNDA) for a new M.V.I. ® product, subject to certain adjustments. Royalties on certain sales levels of this new product will be paid to aaiPharma as part of this agreement.

“The sale of this business is consistent with aaiPharma’s long-term corporate strategy to focus on pain management while leveraging the non-pain components of our business for the greatest value for both shareholders and physicians,” stated Dr. Philip S. Tabbiner, President and CEO of aaiPharma. “With its robust portfolio of injectable pharmaceuticals, we believe Mayne Pharma is in an excellent position to fully leverage the enhancements we have made to the product line over the last two years. The proceeds from this sale will be used to further pay down our debt.”

Since purchasing the M.V.I.® and Aquasol® line from AstraZeneca in August 2001 for less than $100 million including the forthcoming final payment of $31.5 million, aaiPharma has brought innovative science to bear on reformulating and extending the product family, consistent with its strategy to improve well-known medicines through science. The company received approval of a New Drug Application (NDA) for M.V.I Adult™, a reformulation of M.V.I.-12® in single-dose and unit vial presentations in January 2004, as well as approval of an NDA for M.V.I. Adult™ Pharmacy Bulk Package earlier this month. Details of the aforementioned sNDA are not disclosed for competitive reasons.

M.V.I.-12® and M.V.I.-Pediatric® are multivitamin market leaders for patients who require intravenous feeding as a result of surgery, extensive burns, fractures and other trauma, severe infectious disease, or comatose states in which the replenishment of nutrients is critical. M.V.I. Adult™, the newest addition to the M.V.I. ® family, is a reformulation of M.V.I.-12® in which concentrations of four vitamins are increased and vitamin K is added.

The Aquasol® brands of nutritional products include Aquasol A® parenteral (water-miscible vitamin A Palmitate), for the treatment of vitamin A deficiency and Aquasol E® Drops (aqueous vitamin supplement), which are administered for the treatment of infants, children and adults with a vitamin E deficiency.

aaiPharma’s sale of its M.V.I.® and Aquasol® business to Mayne is subject to early termination or expiration of the waiting period mandated by the Hart-Scott-Rodino Antitrust Improvement Act of 1976 and other contractual conditions.

About aaiPharma

aaiPharma Inc. is a leading, science-based pharmaceutical company focused on pain management, with corporate headquarters in Wilmington, North Carolina. With more than 24 years of drug development expertise, the Company is focused on developing, acquiring, and marketing well-known, branded medicines in its targeted therapeutic areas. aaiPharma ‘s development efforts are focused on developing improved medicines from established molecules through its significant research and development capabilities. For more information on the Company, including its product development organization AAI Development Services, please visit aaiPharma’s website at www.aaipharma.com.

Forward Looking Statements

Information in this press release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934, including the statements pertaining to future payments and royalties to be received by the Company, the Company’s plans for use of the proceeds of the sale, and the closing of the sale after satisfaction of the relevant approvals and conditions. The “forward-looking statements” herein involve risks and uncertainties that could cause actual results to differ materially, including, without limitation, risks and uncertainties pertaining the satisfaction of the relevant approvals and conditions; the level of sales of products on which royalties would be paid; the commercial and medical attractiveness of the Company’s present and planned products in light of sales of competitive or generic products; regulatory decisions by the FDA and other agencies regulating the Company; and th e Company’s ability to successfully acquire, finance, conduct successful research on, develop, improve, obtain timely regulatory approval for, launch, extend product life cycles of, and sell, on a commercially profitable basis, pharmaceutical products; to obtain, use, enforce, defend and license valid and commercially valuable patents, including, without limitation, in the Company’s patent litigation; to obtain and enforce existing and future contracts; and on the commercial success of the contemplated products. Additional factors that may cause the actual results to differ materially are discussed in aaiPharma’s recent filings with the Securities and Exchange Commission, including, but not limited to, its Annual Report on Form 10-K filed on March 28, 2003, including its exhibits; its Forms 10-Q filed on May 15, 2003, August 14, 2003 (including its Exhibit 99.1) and November 14, 2003, its Form 8-Ks; and its other periodic filings.

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